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                                                                    EXHIBIT 99.3



          IBM AND EDISON SCHOOLS ANNOUNCE PLAN TO CREATE NEW TECHNOLOGY
                              PLATFORM FOR SCHOOLS

             IBM TO PROVIDE COMPUTERS, SERVICES, NETWORK MANAGEMENT


NEW YORK, NY, JUNE 16, 2000 - IBM (NYSE: IBM) and Edison Schools, Inc. (NASDAQ:
EDSN), the nation's leading private manager of public schools, today announced that Edison has selected IBM to help build a new model for technology in schools. In addition, IBM and Edison have executed a license agreement for IBM's Tivoli enterprise network management software. The license would support computers, network devices, and servers for up to 250,000 students.

IBM will provide Edison with a technology solution, including Netfinity(R) Servers, IBM NetVista (TM) Desktops, ThinkPads(R), network infrastructure and Tivoli(R)enterprise network management software for its rapidly growing national network of K-12 schools. Edison will purchase IBM personal computers for every student in third grade and above and all faculty and administrators in Edison schools. Beginning this fall, all new Edison schools will be on the IBM platform and all technology of Edison's existing schools will be converted to the IBM platform over time.

The two companies intend to collaborate on a research and development effort to create the next-generation technology model for K-12 education. This would include development of a device specific to the needs of students.

"Edison is already one of the largest and most technologically advanced school systems in the United States," said Sean Rush, General Manager, IBM Global Education Industry. "If Edison's historical growth trends continue over the next five years, this could be one of the largest technology deals in the K-12 industry. Further, IBM's 'Edge of the Network Strategy' (EoN) aligns perfectly with Edison's desire to provide unique and visionary technical solutions for K-12 education. Teaming with Edison Schools on this major project gives us a key strategic advantage for addressing the growing technology needs of the education market."
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"Second to excellent and well-prepared teachers, Edison believes technology is an important part of the reinvention of American education," said Chris Whittle, Edison's Founder and CEO. "As an example of Edison's commitment to technology, last year Edison invested several times the reported national average per student for technology in K-12 schools. IBM has come to the table with a total solution of hardware, software and services that we require to serve children in Edison Schools and to continue our growth. We see portability and wireless networking as key components of the next technology model for schools."

"This agreement is indicative of IBM's commitment to the global education market and we are confident that they are the best company to help us create the 'next generation' technology model for Edison Schools," continued Whittle.

In the 1999-2000 school year, Edison managed 79 public schools with a total enrollment of 37,500 students in 16 states and 36 cities. Through contracts with local school districts and public charter school boards, Edison assumes educational operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative curriculum and school design. Edison opened its first four schools in August 1995, and has grown rapidly in every subsequent year.

IBM is the world's largest information technology company, with 80 years of leadership in helping businesses and educational institutions innovate. IBM offers a wide range of services, solutions and technologies that enable companies to take full advantage of the new era of e-businesses. IBM integrates a broad range of capabilities services, hardware, software and research - to help companies of all sizes realize the full value of information technology.

Except for the historical information contained in this announcement, the matters discussed are "forward looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including risks detailed from time-to-time in Edison's filings with the Securities and Exchange Commission. In particular, Edison calls to the reader's attention the risk factors described in its Quarterly Report on Form 10-Q dated May 15, 2000 under the heading "Additional Risk Factors That May Affect Future Results." Any such forward-looking statements speak only as of the date such statements are made, and Edison undertakes no obligations to publicly release the results of any revision to these forward-looking statements or otherwise update or supplement this announcement or risk factors contained herein.

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